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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[  ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*

   Dobkin,                          Eric                S.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
   c/o Goldman, Sachs & Co.
   85 Broad Street
--------------------------------------------------------------------------------
                                    (Street)

   New York,                        NY                   10004
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Associates First Capital Corporation
   (AFS)
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


================================================================================
4. Statement for Month/Year

   August/1998
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



               -------------------------------------------

================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

================================================================================

====================================================================================================================================
                              Table I -- Non-Derivative Securities Acquired, Disposed of,                                          |
                                                 or Beneficially Owned                                                             |
====================================================================================================================================
                                    |            |            |                                |              |6.       |          |
                                    |            |            | 4.                             |5.            |Owner-   |          |
                                    |            |            | Securities Acquired (A) or     |Amount of     |ship     |          |
                                    |            | 3.         | Disposed of (D)                |Securities    |Form:    |7.        |
                                    |            | Transaction| (Instr. 3, 4 and 5)            |Beneficially  |Direct   |Nature of |
                                    |2.          | Code       | -------------------------------|Owned at End  |(D) or   |Indirect  |
1.                                  |Transaction | (Instr. 8) |               | (A) |          |of Month      |Indirect |Beneficial|
Title of Security                   |Date        | -----------|     Amount    | or  |  Price   |(Instr. 3     |(I)      |Ownership |
(Instr. 3)                          |(mm/dd/yy)  |  Code  | V |               | (D) |          |and 4)        |(Instr.4)|(Instr. 4)|
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |            |        |   |               |     |          | 2,000        |    D    |          |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                | 08/04/1998 |   S    |   |   1,000       | D   | $76.165  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                | 08/05/1998 |   P    |   |   1,000       | A   | $75.50   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                | 08/26/1998 |   S    |   |   30          | D   | $71.4375 |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                | 08/27/1998 |   P    |   |   30          | A   | $66.5625 | 9,269        |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |            |        |   |               |     |          | 11.32164     |    I    |  01,03   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
                                    |            |        |   |               |     |          |              |         |          |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
                                    |            |        |   |               |     |          |              |         |          |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
                                    |            |        |   |               |     |          |              |         |          |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
                                    |            |        |   |               |     |          |              |         |          |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

====================================================================================================================================
                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
====================================================================================================================================

              |        |        |      |               |                 |                       |        |9.       |10.    |      |
              |        |        |      |               |                 |                       |        |Number   |Owner- |      |
              |        |        |      |               |                 |                       |        |of       |ship   |      |
              |2.      |        |      |               |                 |                       |        |Deriv-   |of     |      |
              |Conver- |        |      | 5.            |                 |7.                     |        |ative    |Deriv- |11.   |
              |sion    |        |      | Number of     |                 |Title and Amount       |        |Secur-   |ative  |Nature|
              |or      |        |      | Derivative    |6.               |of Underlying          |8.      |ities    |Secur- |of    |
              |Exer-   |        |4.    | Securities    |Date             |Securities             |Price   |Bene-    |ity:   |In-   |
              |cise    |3.      |Trans-| Acquired (A)  |Exercisable and  |(Instr. 3 and 4)       |of      |ficially |Direct |direct|
              |Price   |Trans-  |action| or Disposed   |Expiration Date  |-----------------------|Deriv-  |Owned    |(D) or |Bene- |
1.            |of      |action  |Code  | of (D)        |(Month/Day/Year) |             |Amount   |ative   |at End   |In-    |ficial|
Title of      |Deriv-  |Date    |(Instr| (Instr. 3,    |-----------------|             |or       |Secur-  |of       |direct |Owner-|
Derivative    |ative   |(Month/ |8)    | 4 and 5)      |Date    |Expira- |             |Number   |ity     |Month    |(I)    |ship  |
Security      |Secur-  |Day/    |------| ------------  |Exer-   |tion    |             |of       |(Instr. |(Instr.  |(Instr |(Instr|
(Instr. 3)    |ity     |Year)   |Code|V|  (A)  | (D)   |cisable |Date    |Title        |Shares   |5)      |4)       |4)     |4)    |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option  |        |        |    | |       |       |        |        |Class A      |         |        |         |       |      |
(right to buy)|$76.9375|        |    | |       |       |   04   |2/12/08 |Common Stock | 10,000  |        | 10,000  |   D   |      |
-----------------------------------------------------------------------------------------------------------------------------------|
              |        |        |    | |       |       |        |        |             |         |        |         |       |      |
              |        |        |    | |       |       |        |        |             |         |        |         |       |      |
-----------------------------------------------------------------------------------------------------------------------------------|
              |        |        |    | |       |       |        |        |             |         |        |         |       |      |
              |        |        |    | |       |       |        |        |             |         |        |         |       |      |
-----------------------------------------------------------------------------------------------------------------------------------|
              |        |        |    | |       |       |        |        |             |         |        |         |       |      |
              |        |        |    | |       |       |        |        |             |         |        |         |       |      |
-----------------------------------------------------------------------------------------------------------------------------------|
              |        |        |    | |       |       |        |        |             |         |        |         |       |      |
              |        |        |    | |       |       |        |        |             |         |        |         |       |      |
-----------------------------------------------------------------------------------------------------------------------------------|
              |        |        |    | |       |       |        |        |             |         |        |         |       |      |
              |        |        |    | |       |       |        |        |             |         |        |         |       |      |
-----------------------------------------------------------------------------------------------------------------------------------|
              |        |        |    | |       |       |        |        |             |         |        |         |       |      |
              |        |        |    | |       |       |        |        |             |         |        |         |       |      |
-----------------------------------------------------------------------------------------------------------------------------------|
              |        |        |    | |       |       |        |        |             |         |        |         |       |      |
              |        |        |    | |       |       |        |        |             |         |        |         |       |      |
-----------------------------------------------------------------------------------------------------------------------------------|
              |        |        |    | |       |       |        |        |             |         |        |         |       |      |
              |        |        |    | |       |       |        |        |             |         |        |         |       |      |
-----------------------------------------------------------------------------------------------------------------------------------|
              |        |        |    | |       |       |        |        |             |         |        |         |       |      |
              |        |        |    | |       |       |        |        |             |         |        |         |       |      |
-----------------------------------------------------------------------------------------------------------------------------------|
              |        |        |    | |       |       |        |        |             |         |        |         |       |      |
              |        |        |    | |       |       |        |        |             |         |        |         |       |      |
-----------------------------------------------------------------------------------------------------------------------------------|
              |        |        |    | |       |       |        |        |             |         |        |         |       |      |
              |        |        |    | |       |       |        |        |             |         |        |         |       |      |
====================================================================================================================================

Explanation of Responses:

01: The Reporting Person is a managing director of Goldman, Sachs & Co. ("Goldman Sachs"). The Goldman Sachs Group, L.P. ("GS Group") is the general partner of and owns a 99% interest in Goldman Sachs. The Reporting Person disclaims beneficial ownership of the securities reported herein as indirectly owned except to the extent of his pecuniary interest therein.

02: The securities reported herein as indirectly purchased and sold were purchased and sold and may be deemed to be beneficially owned directly by Goldman Sachs. Without admitting any legal obligation, Goldman Sachs will remit appropriate profits, if any, to the Company.

03: Goldman Sachs and GS Group may be deemed to own  beneficially and indirectly
11.32164 shares of Issuer Class A Common Stock ("Common Stock") which are beneficially and directly owned by the Greene Street Exchange Fund, L.P. ("Greene Street"). Goldman Sachs is the investment manager of Greene Street. An affiliate of Goldman Sachs and GS Group is the general partner of Greene Street. The 11.32164 shares reported herein as indirectly beneficially owned by Goldman Sachs and GS Group represents GS Group's pecuniary interest in the shares of the Issuer owned by Greene Street.

04: These options were granted without payment by the Reporting Person pursuant to the Company's Deferred Compensation Plan for Non-Employee Directors. The options are exercisable to the extent of 33 1/3% of such shares after one year from the date of grant, which was February 13, 1998, 66 2/3% after two years and in full after three years.




By:  s/ Hans L. Reich                                      September 10, 1998
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
             Attorney-in-fact

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.